EXHIBIT 10.23

November 4, 2013

Dear Luis:

This letter (“Letter Agreement”) will confirm the understanding between you and Ashland concerning your transfer from Hercules Inc. (“Hercules”), to Ashland Specialty Ingredients (“ASI”), where you will assume leadership of the ASI business unit. You specifically understand and agree that this Letter Agreement rescinds and replaces the Retention Bonus Agreement between you and Ashland dated July 29, 2013, and thereby relieves Ashland and Hercules of any obligations otherwise arising thereunder. This Letter Agreement also rescinds and replaces all other agreements concerning your employment and compensation currently in place between you and ASI, Hercules and/or Ashland, to the extent said agreements are inconsistent with the terms provided herein.

In exchange for your agreement to assume leadership of the ASI business, you and Ashland agree that as of October 14, 2013, your annual base compensation is increased to Four Hundred, Sixty Thousand Dollars ($460,000). You will also continue to be eligible to participate in those compensation and benefit programs offered to other regular, full-time employees of Ashland or ASI within your salary band.

Subject to the terms and conditions contained herein, Ashland further agrees that at the November meeting of its Board of Directors, Ashland will recommend to its Personnel and Compensation Committee that you receive a grant of 15,000 shares of Ashland Inc. Restricted Stock, to vest as follows:

•	5,000 shares will vest on the one-year anniversary of the grant;

•	5,000 shares will vest on the two-year anniversary of the grant; and

•	the remaining 5,000 shares will vest on the four-year anniversary of the grant.

If approved, you understand and agree that this grant of Restricted Stock will be subject to all terms and conditions, including those customary terms and conditions relating to exercise and forfeiture, contained in the grant.

If the above described grant of Restricted Stock is not approved, then within 15 days thereafter, you will receive a lump sum payment (a “Special Bonus Payment”) equal to Four Hundred Thousand ($400,000) Dollars, less applicable withholdings. You understand and agree that this Special Bonus Payment will be made in accordance with any applicable requirements of Internal Revenue Code §409A.

You further understand and agree that this Letter Agreement will immediately terminate (an “Early Termination”), and Ashland and ASI will be relieved of any obligation to recommend the grant of Restricted Stock, or alternatively provide the Retention Bonus Amount, if any of the following occurs prior to the date on which Ashland’s obligation to do the same is triggered:

i)	you voluntarily terminate your employment with ASI;

ii)	ASI terminates your employment for cause; For the purposes of this letter, termination for cause will arise if you: (a) substantially fail to perform your duties with ASI, unless such failure is due to your incapacity as a result of physical or mental illness; or (b) you engage in willful misconduct or gross negligence in performing your duties;

iii)
in the event of your death. Provided, however, that ASI and/or Ashland will not be relieved of any obligations under those employee benefits plans in which you participated which arise due to your death.

This Letter Agreement shall terminate on the earlier of (a) the date on which you are awarded the grant of Restricted Stock described herein; (b) the date on which you receive the Special Bonus payment described herein; or (c) the date on which an Early Termination occurs. Provided, however, that any obligations on the part of ASI or Ashland arising under this Letter Agreement during its term, or triggered under this Letter Agreement on the date of its termination, shall survive the termination of this Letter Agreement.

This Letter Agreement does not, in any way, constitute a contract or agreement guaranteeing your continued employment. Both you and ASI reserve the right to terminate your employment at any time, with or without cause.

If you agree with the foregoing, please sign and date each original of this Letter Agreement in the space provided for your signature, and return one original to me prior to November 11, 2013. You may retain a copy for your records.

Should you have any questions, please feel free to contact me.

Sincerely yours,

/s/ Susan B. Esler
Susan B. Esler

Agreed to and accepted
this 4th day of November, 2013.

/s/ Luis Fernandez-Moreno
    Luis Fernandez-Moreno

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